 Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688
PRESSRELEASE
____________________________________________________________________________

FOR IMMEDIATE RELEASE

Date:	February 24, 2015
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS RECORD REVENUES AND INCOME
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2014

Revenues Up 11% for the Quarter and 14% for the Year
Record GAAP and Non-GAAP Income for 4Q and Year
Investor Day Scheduled for March 5, 2015

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (Nasdaq: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced record revenues of $132.8 million for the quarter ended December 31, 2014, an increase of 11% over revenues of $120.0 million for the quarter ended December 31, 2013. Revenues for the year ended December 31, 2014 were a record $509.7 million, an increase of 14% over revenues of $449.0 million for the year ended December 31, 2013. Revenues from Merit's core business grew 11% and 12% for the quarter and year ended December 31, 2014, respectively, compared to the corresponding periods of 2013.
Merit's non-GAAP net income for the quarter ended December 31, 2014 was a record $11.3 million, up 20%, or $0.26 per share, compared to $9.4 million, or $0.22 per share, for the quarter ended December 31, 2013. Merit's non-GAAP net income for the year ended December 31, 2014 was a record $33.8 million, up 11%, or $0.78 per share, compared to $30.4 million, or $0.71 per share, for the year ended December 31, 2013.
GAAP net income for the quarter ended December 31, 2014 was a record $8.7 million, up 33%, or $0.20 per share, compared to $6.5 million, or $0.15 per share, for the fourth quarter of 2013. The increase in GAAP earnings for the quarter ended December 31, 2014, when compared to 2013, was primarily affected by higher sales and gross margins as well as lower operating expenses as a percentage of sales, which were offset by a higher effective income tax rate as a result of a higher mix of earnings from Merit’s U.S. operations, which are generally taxed at a higher rate than its foreign operations.

GAAP net income for the year ended December 31, 2014 was a record $23.0 million, up 39%, or $0.53 per share, compared to $16.6 million, or $0.39 per share, for the year ended December 31, 2013.
Merit’s non-GAAP gross profit was 47.4% of sales for the quarter ended December 31, 2014, compared to 46.7% of sales for the quarter ended December 31, 2013. Non-GAAP gross profit was 46.4% of sales for the year ended December 31, 2014, compared to 45.6% of sales for the year ended December 31, 2013. GAAP gross profit for the fourth quarter of 2014 was 45.3% of sales, compared to 44.5% of sales for the fourth quarter of 2013. GAAP gross profit was 44.2% of sales for the year ended December 31, 2014, compared to 43.3% of sales for the year ended December 31, 2013. The increase in GAAP and non-GAAP gross profit as a percentage of sales for the quarter and year ended December 31, 2014, compared to the quarter and year ended December 31, 2013, related primarily to a more favorable product mix (primarily resulting from sales of BioSphere products) and lower average fixed overhead unit costs as the result of higher production volumes for 2014 when compared to the corresponding periods of 2013.
    "Our plan to improve efficiency and profitability continued in the fourth quarter," said Fred P. Lampropoulos, Merit's Chairman and Chief Executive Officer. "Despite a slow operational start early in the year, we gained substantial momentum as the year progressed. Although we anticipate that changes in foreign exchange rates will slow revenues somewhat next year, we believe the associated lower input, labor, overhead and selling expenses will actually improve net income in 2015. With a full new product pipeline and focus on expenses, we are looking forward to continued improvement. We believe our three-year plan will provide valuable insight into our vision of continued growth and profitability in the years to come. We hope you can join us on March 5th for our Investor Day at our headquarters in South Jordan, Utah, or listen to our webcast.”
For the quarter ended December 31, 2014, compared to the quarter ended December 31, 2013, BioSphere sales increased 27%; Malvern sales rose 25%; catheter sales were up 16%; custom kit and tray sales grew 10%; Endotek sales increased 9%; stand-alone device sales rose 7%; and inflation device sales decreased 2%.
For the year ended December 31, 2014, compared to the year ended December 31, 2013, BioSphere sales grew 31%; Malvern sales rose 17%; catheter sales increased 17%; stand-alone device sales were up 15%; inflation device sales rose 10%; custom kit and tray sales increased 7%; and Endotek sales were up 6%. Merit’s core business sales for the year ended December 31, 2014 were up 12% compared to the year ended December 31, 2013.
GAAP selling, general and administrative expenses were 27.3% and 29.0% of Merit's sales for the quarter and year ended December 31, 2014, respectively, compared with 28.0% and 28.6% of Merit's sales for the corresponding periods of 2013, respectively. The decrease in selling, general and administrative expenses as a percentage of sales for the fourth quarter of 2014, when compared to the fourth quarter of 2013, was primarily related to year-over-year sales growth of 11% and slower growth in sales expenses of 8% for the fourth quarter of 2014 when compared to the corresponding period of 2013. The increase in the selling, general and administrative expenses as a percentage of sales for the year ended December 31, 2014, when compared to the year ended December 31, 2013, was primarily related to headcount additions to support Merit’s domestic sales force reorganization, international sales expansions, and costs of approximately $2.5 million associated with the commencement of operations at Merit’s new facility in Pearland, Texas, which were recorded as selling, general and administrative expenses for a majority of the year.
Non-GAAP SG&A expenses for the fourth quarter of 2014 were 26.5% of sales, compared to 26.7% of sales for the fourth quarter of 2013. Non-GAAP SG&A expenses for the year ended December 31, 2014 were 28.1% of sales, compared to 27.1% of sales for the year ended December 31, 2013.
Research and development costs were 7.2% of sales for both the quarter and year ended December 31, 2014, compared to 7.4% and 7.5% of sales for the corresponding periods of 2013, respectively.

Other expense for the quarter and year ended December 31, 2014 was approximately $1.9 million and $8.6 million, respectively, compared with other expense of approximately $2.7 million and $8.0 million, for the corresponding periods of 2013, respectively. The decrease in other expenses for the fourth quarter of 2014 when compared to the fourth quarter of 2013 was primarily related to lower interest expense as the result of a lower average outstanding debt balance and a lower interest rate. The increase in other expenses for the year ended December 31, 2014, when compared to the year ended December 31, 2013, was primarily related to higher interest expenses during the first part of 2014 when compared to the corresponding period of 2013.
Merit's effective income tax rate for the quarter and year ended December 31, 2014 was 29.8% and 27.2%, respectively, compared to 20.1% and 16.5% for the corresponding periods of 2013, respectively. The increase in the effective income tax rate was due primarily to the increased profit of Merit’s U.S. operations, which are generally taxed at a higher rate than Merit’s foreign operations income.
Merit generated $53.3 million in cash from operations for the year ended December 31, 2014, compared to $51.4 million for the year ended December 31, 2013.

2015 GUIDANCE
Based upon information currently available to Merit's management, Merit estimates that for the year ending December 31, 2015, absent extraordinary transactions, Merit's revenues will be in the range of $535-$545 million, an increase of approximately 5-7%, compared to revenues of $509.7 million for the year ended December 31, 2014. This projected growth rate has been reduced by approximately 2.4% due to the estimated changes in foreign exchanges rates. Also, based on information currently available to Merit's management, Merit estimates that, absent non-recurring transactions, Merit's GAAP earnings per share for 2015 will be in the range of $0.63-$0.67 and non-GAAP earnings per share will be in the range of $0.85-$0.89.

CONFERENCE CALL TODAY
Merit invites all interested parties to participate in its fourth quarter and year-end conference call today, February 24th, 2015, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic phone number is (888) 438-5453, and the international number is (719) 785-1765. A live webcast as well as a rebroadcast can be accessed through the Investors page at www.merit.com.

MERIT’S THREE-YEAR BUSINESS PLAN TO BE PRESENTED AT FIRST-EVER INVESTOR DAY SCHEDULED FOR MARCH 5, 2015
Merit’s management intends to provide a three-year business plan at its first-ever Investor Day scheduled for Thursday, March 5th, 2015, at 11:00 a.m. Eastern (10:00 a.m. Central, 9:00 a.m. Mountain, and 8:00 a.m. Pacific). Investors are invited to attend the event at Merit’s headquarters in South Jordan, Utah. Please contact Anne-Marie Wright at awright@merit.com if you are interested in attending. A live webcast of the business plan, as well as a rebroadcast of the presentation, can be accessed through the Investors page at www.merit.com.

BALANCE SHEET
(Unaudited, In thousands)

	December 31, 2014	December 31, 2013

ASSETS
Current Assets
Cash and cash equivalents	$7,355	$7,459
Trade receivables, net	72,717	60,186
Employee receivables	173	224
Other receivables	7,507	3,279
Inventories	91,773	82,378
Prepaid expenses	5,012	5,121
Prepaid income taxes	1,273	1,232
Deferred income tax assets	6,375	5,638
Income tax refunds receivable	155	398
Total Current Assets	192,340	165,915

Property and equipment, net	244,171	243,270
Other intangibles, net	110,308	119,987
Goodwill	184,464	184,505
Deferred income tax assets	9	800
Other assets	15,873	13,806
Total Assets	$747,165	$728,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	29,810	26,511
Accrued expenses	33,826	27,702
Current portion of long-term debt	10,000	10,000
Advances from employees	381	292
Income taxes payable	1,413	1,089
Total Current Liabilities	75,430	65,594

Deferred income tax liabilities	6,385	2,548
Liabilities related to unrecognized tax benefits	1,353	2,031
Deferred compensation payable	8,635	7,833
Deferred credits	2,891	3,065
Long-term debt	214,490	238,854
Other long-term obligation	2,722	2,652
Total Liabilities	311,906	322,577

Stockholders' Equity
Common stock	187,709	177,775
Retained earnings	249,962	226,988
Accumulated other comprehensive income	(2,412)	943
Total stockholders' equity	435,259	405,706
Total Liabilities and Stockholders' Equity	$747,165	$728,283

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

SALES	$132,780	$120,016	$509,689	$449,049

COST OF SALES	72,646	66,657	284,467	254,682

GROSS PROFIT	60,134	53,359	225,222	194,367

OPERATING EXPENSES
Selling, general and administrative	36,212	33,640	147,894	128,642
Research and development	9,523	8,822	36,632	33,886
Intangible asset impairment charge			1,102	8,089
Contingent consideration benefit	182	(19)	(572)	(4,094)
Total	45,917	42,443	185,056	166,523

INCOME FROM OPERATIONS	14,217	10,916	40,166	27,844

OTHER INCOME (EXPENSE)
Interest income	30	55	217	255
Interest (expense)	(1,862)	(2,747)	(8,829)	(8,044)
Other income (expense)	(34)	(42)	18	(216)
Total other income (expense) - net	(1,866)	(2,734)	(8,594)	(8,005)

INCOME BEFORE INCOME TAX EXPENSE	12,351	8,182	31,572	19,839

INCOME TAX EXPENSE	3,680	1,642	8,598	3,269

NET INCOME	$8,671	$6,540	$22,974	$16,570

EARNINGS PER SHARE-
Basic	$0.20	$0.15	$0.53	$0.39

Diluted	$0.20	$0.15	$0.53	$0.39

AVERAGE COMMON SHARES-
Basic	43,411	42,749	43,143	42,607

Diluted	43,690	43,157	43,409	42,884

Although Merit's financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit's management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit's ongoing operations and can be useful for period-over-period comparisons of such operations. The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three- and twelve-month periods ended December 31, 2014 and 2013. Readers should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that affect Merit's net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

NON-GAAP FINANCIAL STATEMENTS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2014 AND 2013
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Non-GAAP ADJUSTMENTS
GAAP net income	$8,671	$6,540	$22,974	$16,570

Acquisition costs	9	110	98	636
Mark-up on finished goods (a)				744
Severance		379	149	1,790
Long-term asset impairment charges (benefit) (b)	(27)	39	690	119
Intangible asset impairment charges (c)			1,102	8,089
Long-term debt issuance charges	248	248	989	845
Amortization of intangible assets:
Cost of sales	2,785	2,705	11,096	9,794
SG&A expense	991	1,121	3,842	4,443
Contingent consideration expense (benefit) (d)	182	(19)	(572)	(4,094)
Income tax effect of reconciling items (e)	(1,592)	(1,742)	(6,610)	(8,500)

Non-GAAP net income	$11,267	$9,381	$33,758	$30,436

Non-GAAP net income per share	$0.26	$0.22	$0.78	$0.71

Diluted shares used to compute Non-GAAP net income per share	43,690	43,157	43,409	42,884

Merit’s non-GAAP income, after giving effect to the adjustments referenced in the preceding table, does not reflect stock-based compensation expense of approximately $455,000 and approximately $396,000 for the three-month periods ended December 31, 2014 and 2013, respectively, and stock-based compensation of approximately $1.5 million for both of the years ended December 31, 2014 and 2013, respectively.
a) Increase in cost of goods sold related to the mark-up of finished goods associated with Merit's acquisition of Thomas Medical.
(b) Amounts represent abandoned patents and some property and equipment.

(c) Represents impairment charges of certain intangible assets.
(d) Represents changes in the fair value of contingent consideration liabilities for recent acquisitions.
(e) Reflects an estimated annual income tax rate of 38% on a non-GAAP basis.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 3,100 people worldwide, with facilities in South Jordan, Utah; Pearland, Texas; Richmond, Virginia; Malvern, Pennsylvania; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; and Rockland, Massachusetts.
Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income, financial results or anticipated acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2013. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through completed, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business in compliance with its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the prices of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2013 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will likely differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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